Exhibit 99.2

Traffix, Inc. Board of Directors Declares Dividend of $.08 Per Share

Traffix, Inc. (NASDAQ: TRFX - News), a premier interactive media company, reported that its Board of Directors declared a dividend on its common stock of $.08 per share to shareholders of record as of August 1, 2005, payable on or about August 10, 2005.

About Traffix, Inc:

Traffix is a premier interactive lifestyle media and marketing company that develops content like games, music, recipes and greeting cards into communities. Traffix uses proprietary ad-serving optimization technology along with decades of direct marketing experience and discipline to build lifestyle driven content communities and deliver measurable results to its advertising clients. Traffix is a member of the ESPC division of the NAI, an organization committed to providing consumers with clear explanations of Internet advertising practices. For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

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Contact:

Traffix, Inc.

Daniel Harvey, 845-620-1212 ext. 231

danh@traffixinc.com

or

KCSA

Todd Fromer/Erika Levy

212-682-6300 ext. 215/208

tfromer@kcsa.com/elevy@kcsa.com

http://www.kcsa.com